Exhibit 4.2

EXECUTION VERSION

THIS NOTE AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 3(e). THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(e).

THE OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT AND SUBORDINATED TO CERTAIN SENIOR OBLIGATIONS IN THE MANNER AND TO THE EXTENT SET FORTH IN A SUBORDINATION AND INTERCREDITOR AGREEMENT DATED AS OF AUGUST 15, 2008 EXECUTED BY INTERNATIONAL GAME TECHNOLOGY, AS AGENT FOR CERTAIN SUBORDINATED CREDITORS AND PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION, AS ADMINISTRATIVE AGENT FOR CERTAIN SENIOR CREDITORS.

SENIOR SECURED CONVERTIBLE NOTE

August 15, 2008	$15,000,000.00

FOR VALUE RECEIVED, PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a Nevada corporation (the “Issuer”), hereby promises to pay to the order of International Game Technology, a Nevada corporation, or its registered assigns (in each case, the “Holder”), the principal amount of Fifteen Million United States Dollars ($15,000,000.00) when due, whether upon maturity, acceleration, redemption or otherwise.

This Senior Secured Convertible Note (this “Note”) is being issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of August 4, 2008, by and between the Issuer, International Game Technology as Agent and as a Purchaser, and the other Purchasers named therein (as amended, modified, restated or supplemented from time to time, the “Note Agreement”). This Note and all convertible notes issued in exchange for this Note or in replacement of this Note, whether in whole or in part, are collectively referred to as the “Notes.”

Section 1. Certain Defined Terms. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Note Agreement, which definitions are incorporated herein in full. For purposes of this Note, the following terms will have the following meanings:

“Acceleration Amount” has the meaning set forth in Section 12(b).

“Acquiring Entity” has the meaning set forth in Section 7(a).

“Applicable Price” has the meaning set forth in Section 5(a).

“Approved Stock Plan” means any employee benefit plan that has been approved by the Board of Directors prior to the date of the Note Agreement, pursuant to which the Issuer’s securities may be issued to any consultant, employee, officer or director for services provided to the Issuer or any of its Subsidiaries.

“Authorized Share Failure” has the meaning set forth in Section 10(b).

“Change of Control Redemption Price” has the meaning set forth in Section 7(b).

“Conditions to Issuer Redemption” has the meaning set forth in Section 9(c).

“Conversion Amount” means the sum of (a) the Principal to be converted or redeemed with respect to which such determination is being made, plus (b) any accrued and unpaid interest with respect to such Principal to be converted or redeemed.

“Conversion Date” means the date on which a Conversion Amount is to be converted to Shares, as specified in a Conversion Notice.

“Conversion Notice” means a notice from the Holder to the Issuer requesting conversion of Principal into Shares that is in the form of Exhibit A hereto.

“Conversion Price” means as of any Conversion Date or other date of determination, $0.89, subject to adjustment as provided herein.

“Conversion Rate” has the meaning set forth in Section 3(b).

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Shares.

“DTC” means the Depository Trust Company Fast Automated Securities Transfer Program.

“Event of Default” has the meaning set forth in Section 12(a).

“Ex-Date” means the first date on which Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 4.

“Exempted Issuances” means (a) an aggregate amount of grants of Options and Shares pursuant to Approved Stock Plans and Future Approved Stock Plans during any calendar year not in excess of 3% of the issued and outstanding shares of Common Stock as of the first date of such year; provided that (i) the exercise price of such Options is no less than the fair market value of the Common Stock on the date of grant, and (ii) such grants of Shares are not in excess of 1% of the issued and outstanding shares of Common Stock as of the first date of such calendar year; (b) Shares issued or deemed to have been issued upon the conversion, exchange or exercise of any Option or Convertible Security outstanding prior to the date of the Note Agreement and set forth on Schedule 5.01(ii) of the Note Agreement, provided that the terms of such Option or Convertible Security are not amended on or after such date; (c) Shares issued pursuant to the Senior Lender Equity; (d) Shares issued or deemed to have been issued by the Issuer upon conversion of the Notes or exercise of the Warrants; (e) Shares issued or deemed to have been issued as consideration for mergers or consolidations or acquisitions of businesses or their tangible or intangible assets, excluding any such acquisition transactions in which cash or cash equivalents represent a majority of the assets acquired; provided that such issuances or deemed issuances pursuant to this clause (e) will not exceed 6,225,000 Shares in the aggregate (subject to adjustment for stock splits, stock dividends, stock combinations or other similar transactions after the Issuance Date); and (f) Shares issued or deemed to have been issued in connection with a dividend or distribution for which an adjustment to the Conversion Price was made pursuant to Section 4.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy (as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, whose determination will be evidenced by a board resolution, a copy of which will be sent to the Holder upon request).

“Future Approved Stock Plan” means any employee benefit plan that has been approved by the Board of Directors and stockholders of the Issuer after the date of the Note Agreement, pursuant to which the Issuer’s securities may be issued to any consultant, employee, officer or director for services provided to the Issuer or any of its Subsidiaries.

“Holder” has the meaning set forth in the first paragraph of this Note and includes all transferees and assignees of this Note.

“Interest Payment Date” means the six-month anniversary of the Issuance Date and each six-month anniversary thereafter, such dates being February 15 and August 15 of each calendar year.

“Issuance Date” means the original date of issuance of this Note pursuant to the Note Agreement, which date is August 15, 2008, regardless of any exchange or replacement of this Note in whole or in part.

“Issuer” has the meaning set forth in the first paragraph of this Note.

“Issuer Redemption” has the meaning set forth in Section 9(a).

“Issuer Redemption Date” has the meaning set forth in Section 9(a).

“Issuer Redemption Notice” has the meaning set forth in Section 9(a).

“Issuer Redemption Notice Date” has the meaning set forth in Section 9(a).

“Issuer Redemption Price” has the meaning set forth in Section 9(a).

“Market Price” means the average of the daily Weighted Average Price per Share for the 20 consecutive trading days immediately prior to the date of determination.

“Maturity Date” means August 15, 2014, the date on which the Notes are due and payable in full.

“Note” and “Notes” have the meaning set forth in the second paragraph of this Note.

“Note Agreement” has the meaning set forth in the second paragraph of this Note.

“Options” means any rights, warrants or options to subscribe for or purchase Shares or Convertible Securities.

“Organic Change” has the meaning set forth in Section 7(a).

“Principal” means the outstanding principal amount of this Note as of any date of determination.

“Pro Rata Redemption Amount” has the meaning set forth in Section 9(a).

“Redemption Date” has the meaning set forth in Section 6(b).

“Redemption Price” has the meaning set forth in Section 6(a).

“Required Holders” means the holders of Notes representing more than 50% of the Principal of all Notes as of any date of determination.

“Required Reserve Amount” has the meaning set forth in Section 10(a).

“Share Delivery Date” has the meaning set forth in Section 3(c)(iii).

“Shares” means shares of Common Stock.

“Transfer Agent” means the designated transfer agent of the Issuer for Common Stock.

“Void Conversion Notice” has the meaning set forth in Section 3(d).

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m. New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m. New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets (“Bloomberg”) through its “Volume at Price” functions (ignoring any trade by the Issuer or its Affiliates or any trade of more than 200,000 Shares pursuant to an individual transaction (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions involving such security after the Issuance Date)), or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m. New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m. New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by

Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by Pink OTC Markets, Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date will be the fair market value as mutually determined by the Issuer and the Agent. If the Issuer and the Agent are unable to agree upon the fair market value of the Common Stock, then such dispute will be resolved pursuant to Section 3(c)(iii) with the term “Weighted Average Price” being substituted for the term “Conversion Price.” All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during any period during which the Weighted Average Price is being determined.

Section 2. Principal and Interest Payments.

(a) Interest. Interest on this Note will be due and payable semi-annually in arrears on each Interest Payment Date through the date of repayment or conversion in full of this Note and on the Maturity Date. This Note will bear interest on the outstanding Principal at a per annum rate equal to seven percent (7.0%), which rate automatically will increase permanently to twelve percent (12%) per annum as provided in Section 5. In addition to the foregoing, the interest rate on this Note may be further increased upon an Event of Default as provided in the Note Agreement or in this Note. Interest on this Note will be computed on the basis of a year with 360 days and the actual number of days elapsed.

(b) Principal. If any Principal remains outstanding, such Principal will be due and payable in full on the Maturity Date.

(c) Payments. All amounts due and payable hereunder will be made in lawful money of the United States of America by wire transfer of immediately available funds to the Agent’s Account in accordance with the provisions of the Note Agreement. Whenever any amount expressed to be due by the terms of this Note is due on any day that is not a Business Day, the same will instead be due on the next succeeding day that is a Business Day, and any extension of time will in each case be included in the computation of interest and fees, if applicable.

Section 3. Conversion of this Note. This Note may be converted into Shares by the Holder on the terms and conditions set forth in this Section 3. The Issuer has no right to cause this Note to be converted into Shares.

(a) Holder’s Conversion Right. Subject to the provisions of Section 8 (Limitations on Conversion), at any time or times on or after the Issuance Date, the Holder will be entitled to convert all or any part of the Principal (and all accrued and unpaid interest relating thereto) into fully paid and nonassessable Shares in accordance with Section 3(c), at the Conversion Rate. The Issuer will not issue any fraction of a Share upon any conversion. If the issuance would result in the issuance of a fraction of a Share, then the Issuer will round such fraction of a Share up or down to the nearest whole share.

(b) Conversion Rate. The number of Shares issuable upon conversion of any portion of this Note pursuant to Section 3(a) will be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

(c) Mechanics of Conversion. The conversion of this Note will be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert a Conversion Amount into Shares on any specified Conversion Date, the Holder will (A) transmit via facsimile (or otherwise deliver), for receipt on or prior to 4:30 p.m. Eastern Standard Time, on or before the Conversion Date, a copy of an executed Conversion Notice to the Issuer, and (B) if required by Section 3(e), surrender to a common carrier for delivery to the Issuer as soon as practicable following the Conversion Date the original Note being converted (or provide an indemnification undertaking reasonably acceptable to the Issuer with respect to this Note in the case of its loss, theft or destruction). If a Conversion Notice is delivered after 4:30 p.m. Eastern Standard Time on any Business Day, it will be deemed received on the subsequent Business Day.

(ii) Issuer’s Response. Upon receipt by the Issuer of a Conversion Notice, the Issuer will immediately send, via facsimile or other electronic means, a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent, which confirmation will constitute an instruction and direction to the Transfer Agent to (I) process such Conversion Notice in accordance with the terms herein and therein and (II) on or before the third Business Day following the date of receipt by the Issuer of such Conversion Notice, or such later Conversion Date as may be specified in such Conversion Notice (such day, in either case, the “Share Delivery Date”), (A) provided that the Transfer Agent is participating in DTC and provided that the Holder is eligible to receive Shares through DTC, credit such aggregate number of Shares to which the Holder will be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Shares to which the Holder will be entitled. If this Note is submitted for conversion, as may be required by Section 3(e), and the Principal amount represented by this Note is greater than the Principal amount being converted, then the Issuer will, as soon as practicable and in no event later than three Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note representing the Principal not converted.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Issuer will instruct the Transfer Agent to issue to the Holder the Shares representing the number of Shares that is not disputed and will transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one Business Day of receipt of the Holder’s Conversion Notice or other date of determination. If the Holder and the Issuer are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Issuer will within two Business Days submit via facsimile or by other electronic means (A) the disputed determination of the Conversion Price to an independent, reputable investment bank selected from a list of such investment banks agreed to by the Issuer and the Agent, or (B) the disputed arithmetic calculation of the Conversion Rate to an independent, reputable accounting firm selected from a list of such accounting firms agreed to by the Issuer and the Agent. The Issuer will cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Issuer and the Holder of the results no later than three Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, will be binding upon all parties absent error.

(iv) Record Holder. The Person or Persons entitled to receive the Shares issuable upon a conversion of all of part of this Note will be treated for all purposes as the legal and record holder or holders of such Shares as of and on the Conversion Date.

(d) Issuer’s Failure to Timely Convert.

(i) Cash Payments. If within one Business Day after the Share Delivery Date the Issuer fails to issue and deliver a certificate to the Holder for, or credit the Holder’s balance account with DTC with, the number of Shares to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount, then in addition to all other available remedies that the Holder may pursue hereunder and under the Note Agreement (including the Post-Default Rate and indemnification), the Issuer will pay to the Holder for each day after the Share Delivery Date such conversion is not timely effected a cash amount equal to 0.5% of the product of (A) the number of Shares not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled and (B) the Weighted Average Price of the Common Stock on the Share Delivery Date; provided that in no event will cash amounts accrue pursuant to this Section 3(d)(i) during the period, if any, in which the Conversion Price or the arithmetic calculation of the Conversion Rate is subject to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 3(c)(iii).

(ii) Void Conversion Notice. If for any reason the Holder has not received all of the Shares prior to the tenth Business Day after the Share Delivery Date with respect to a conversion of this Note, then the Holder, upon written notice to the Issuer (a “Void Conversion Notice”), may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to the Holder’s Conversion Notice; provided that the voiding of the Holder’s Conversion Notice will not affect the Issuer’s obligations to make any payments that have accrued prior to the date of such notice pursuant to Section 3(d)(i) or otherwise; provided further that, such conversion is not the subject of a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 3(c)(iii), and provided the Shares are delivered to the Holder within one Business Day of the resolution of such bona fide dispute. Upon delivery of a Void Conversion Notice, cash amounts will stop accruing under Section 3(d)(i) on the Shares subject to such Void Conversion Notice, provided that the voiding of the Holder’s Conversion Notice will not affect the Issuer’s obligations to make any payments that have accrued prior to the date of such Void Conversion Notice pursuant to Section 3(d)(i) or otherwise.

(e) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of this Note in accordance with the terms hereof, the Holder will not be required to physically surrender this Note to the Issuer unless all of the Principal is being converted or redeemed. The Holder and the Company will maintain records showing the Principal amount converted or redeemed and the dates of such conversions or redemptions or will use such other method, reasonably satisfactory to the Holder and the Issuer, so as not to require physical surrender of this Note upon each such conversion or redemption. Notwithstanding the foregoing, if this Note is converted or redeemed as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Issuer, whereupon the Issuer will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof. Each Note will bear the following legend:

ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 3(e). THE PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(e).

THE OBLIGATIONS EVIDENCED HEREBY ARE SUBJECT AND SUBORDINATED TO CERTAIN SENIOR OBLIGATIONS IN THE MANNER AND TO THE EXTENT SET FORTH IN A SUBORDINATION AND INTERCREDITOR AGREEMENT DATED AS OF AUGUST 15, 2008 EXECUTED BY INTERNATIONAL GAME TECHNOLOGY, AS AGENT FOR CERTAIN SUBORDINATED CREDITORS AND PRIVATE EQUITY MANAGEMENT GROUP FINANCIAL CORPORATION, AS ADMINISTRATIVE AGENT FOR CERTAIN SENIOR CREDITORS.

(f) Taxes. The Issuer will pay any and all taxes that may be payable with respect to the issuance and delivery of Shares upon the conversion of this Note; provided, however, that the Holder will pay any taxes in connection with any transfers of this Note or the transfer of the Shares issuable upon conversion hereof.

Section 4. Adjustment to Conversion Price. The Conversion Price will be subject to adjustment from time to time as follows:

(a) Stock Dividends and Distributions. If the Issuer pays a dividend or makes a distribution on the Common Stock in shares of Common Stock, the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by a fraction:

(i) the numerator of which will be the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution, and

(ii) the denominator of which will be the sum of such number of shares included as the numerator plus the total number of shares of Common Stock constituting such dividend or other distribution.

(b) Subdivisions, Splits and Combinations of Stock. If the outstanding shares of Common Stock will be subdivided into a greater number of such shares, the Conversion Price in effect immediately prior to the effective date of such subdivision will be proportionately reduced, and conversely, in case outstanding shares of Common Stock will be combined into a smaller number of such shares, the Conversion Price in effect immediately prior to the effective date of will be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(c) Debt or Asset Distributions. If the Issuer, by dividend or otherwise, distributes to all holders of Common Stock any class of capital stock or other equity interests of the Issuer (other than any dividend to which Section 4(a) applies) or indebtedness or cash or other assets of the Issuer, including securities, but excluding (I) any stock, securities or other property or assets distributed as dividends or distributions in connection with an Organic Change, and (II) any dividends or distributions paid exclusively in cash (the securities described in clause (I) or (II) are hereinafter called the “excluded securities”), then, in each such case, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by a fraction:

(i) the numerator of which will be the Market Price on such date less the Fair Market Value of the capital stock or other equity interests, indebtedness, cash or other rights so distributed on such date applicable to one share of Common Stock (determined on the basis of the number of Common Shares outstanding on such record date), and

(ii) the denominator of which will be such Market Price.

However, in the event that the then Fair Market Value of the portion of the securities so distributed (other than excluded securities) applicable to one share of Common Stock is equal to or greater than the Market Price on such record date, in lieu of the foregoing adjustment, adequate provision will be made so that the Holder will have the right to receive upon conversion of this Note (or any portion thereof) the amount of securities (other than excluded securities) the Holder would have received had the Holder converted this Note (or portion thereof) immediately prior to such record date. Notwithstanding the foregoing, if any distribution referred to in this Section 4(c) relates to rights that are only exercisable upon a specified contingency or contingencies, the Conversion Price will not be adjusted until all such contingencies occur.

(d) Cash Distributions. If the Issuer, by dividend or otherwise, distributes to all holders of its Common Stock cash (excluding any cash that is distributed upon an Organic Change), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by a fraction:

(i) the numerator of which will be equal to the Market Price on the trading day immediately preceding the Ex-Date less the amount of cash per share of Common Stock distributed, and

(ii) the denominator of which will be equal to the Market Price on the trading day immediately preceding the Ex-Date.

(e) Notices.

(i) Promptly upon any adjustment of the Conversion Price, the Issuer will give written notice thereof to the Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(ii) The Issuer will give written notice to the Holder at least ten Business Days prior to the date on which the Issuer closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, provided that such information will be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(iii) The Issuer will also give written notice to the Holder at least ten Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information will be made known to the public prior to or in conjunction with such notice being provided to the Holder.

Section 5. Increase to Base Interest Rate. The seven percent (7%) interest rate on this Note will be subject to permanent increase to twelve percent (12%) per annum as provided in this Section 5. Such increased rate is in addition to, and not in lieu of, any other interest charges or increases applicable to this Note.

(a) Issuance of Common Stock. If and whenever on or after the Issuance Date, the Issuer issues or sells, or in accordance with this Section 5 is deemed to have issued or sold, any Shares (including the issuance or sale of Shares owned or held by or for the account of the Issuer, but excluding Exempted Issuances) for a consideration per share less than the Conversion Price in effect immediately prior to such time (the “Applicable Price”) then immediately upon such issue or sale, the seven percent (7%) per annum interest rate will automatically and permanently be increased to twelve percent (12%) per annum. For purposes of this Section 5(a), the following will be applicable:

(i) Issuance of Options. If the Issuer in any manner grants or sells any Options and the lowest price per share for which one Share is issuable upon the exercise of any such Options or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such Share will be deemed to be outstanding and to have been issued and sold by the Issuer at the time of the granting or sale of such Option for such price per share. For purposes of this Section 5(a)(i), the “lowest price per share for which one Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” will be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Issuer with respect to any one Share upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option.

(ii) Issuance of Convertible Securities. If the Issuer in any manner issues or sells any Convertible Securities and the lowest price per share for which one Share is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such Share will be deemed to be outstanding and to have been issued and sold by the Issuer at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 5(a)(ii), the “lowest price per share for which one Share is issuable upon such conversion, exchange or exercise” will be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Issuer with respect to any one Share upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security.

(iii) Change in Option Price or Rate of Conversion. If any of the purchase, exchange or exercise price provided for in any Options, the consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Options or Convertible Securities are convertible into or exchangeable or exercisable for Shares changes at any time, then any such Option or Convertible Security that was outstanding as of the Issuance Date and the Shares deemed issuable upon exercise, conversion or exchange thereof will be deemed to have been issued as of the date of such change.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Issuer, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Issuer therefor. If any Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Issuer will be the Fair Market Value of such consideration, except where such consideration received by the Issuer consists of marketable securities, in which case the amount of consideration received by the Issuer will be the Market Price of such securities on the date of receipt of such securities. If any Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Issuer is the surviving entity, the amount of consideration therefor will be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving entity as is attributable to such Shares, Options or Convertible Securities, as the case may be. The Fair Market Value of any consideration other than cash or securities will be determined jointly by the Issuer and the Agent. If such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation, the Fair Market Value of such consideration will be determined within five Business Days thereafter by an independent, reputable appraiser jointly selected by the Issuer and the Agent. The determination of such appraiser will be final and binding upon all parties absent error and the fees and expenses of such appraiser will be borne by the Issuer.

(v) Record Date. If the Issuer establishes a record of the holders of Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) Other Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) then the Board of Directors will make a determination in their reasonable business judgment as to the consideration per share of Common Stock so as to determine if an interest rate increase applies to such event.

Section 6. Redemption at Option of the Holder.

(a) Redemption Option Upon Triggering Event. At any time on or after February 15, 2012, the Holder will have the right, at the Holder’s option, to require the Issuer to redeem all or a portion of the Principal at a price (“Redemption Price”) equal to the sum of (i) 100% of such Principal plus (ii) all accrued and unpaid interest with respect to such Principal.

(b) Mechanics of Redemption at Option of Holder. The Holder may require the Issuer to redeem all or any portion of the Principal by delivering written notice thereof via facsimile and overnight courier to the Issuer, which notice of redemption will indicate (i) the Principal that the Holder is electing to have the Issuer redeem from it, (ii) the applicable Redemption Price, as calculated pursuant to Section 4(a) above and (iii) the applicable redemption date (the “Redemption Date”), which will be no less than 20 days from the date of delivery of such notice.

(c) Payment of Redemption Price. Upon the Issuer’s receipt of a notice of redemption from any holder of Notes, the Issuer will promptly notify the Holder by facsimile of the Issuer’s receipt of such notice. The Issuer will deliver the applicable Redemption Price to the Holder on the Redemption Date. If the Issuer is unable to redeem all of the Notes submitted for redemption, the Issuer will redeem a pro rata amount from each holder of the Notes based on the principal amount of the Notes submitted for redemption by such holder relative to the aggregate principal amount of the Notes submitted for redemption by all holders of the Notes.

(d) Void Redemption. In addition to any remedy or rights the Holder may have under this Note or the Note Purchase Agreement, the event that the Issuer does not pay the Redemption Price within the time period set forth in Section 4(c), at any time thereafter and until the Issuer pays such unpaid Redemption Price in full, the Holder will have the option to, in lieu of redemption, require the Issuer to promptly return to the Holder any or all of the Notes representing the Principal that was submitted for redemption by the Holder and for which the Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Issuer via facsimile. Upon the Issuer’s receipt of such notice, (i) the Notice of Redemption at Option of Holder will be null and void with respect to the Principal subject of the void notice, and (ii) the Issuer will immediately return any Note subject to the void notice.

(e) Disputes; Miscellaneous. In the event of a bona fide dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute will be resolved pursuant to Section 3(c)(iii) with the term “Redemption Price” being substituted for the term “Conversion Rate.” A holder’s delivery of a notice to void its Notice of Redemption at Option of Holder and exercise of its rights following such notice will not affect the Issuer’s obligations to make any payments that have accrued prior to the date of such notice (other than the payment of the Redemption Price in respect of the redemption so voided). In the event of a redemption pursuant to this Section 6 of less than all of the Principal, the Issuer will promptly cause to be issued and delivered to the Holder a Note representing the remaining Principal that has not been redeemed, if necessary.

Section 7. Other Rights of Holders.

(a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Issuer’s assets to another Person or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any (i) sale of all or substantially all of the Issuer’s assets to an acquiring Person or (ii) other Organic Change following which the Issuer is not a surviving entity, the Issuer will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance satisfactory to the Required Holders) to deliver to the Holder in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Note and satisfactory to the Agent. Prior to the consummation of any other Organic Change, the Issuer will make appropriate provision (in form and substance satisfactory to the Agent) to ensure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the Shares immediately theretofore acquirable and receivable upon the conversion of this Note (without regard to any limitations on conversion) such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of Shares that would have been acquirable and receivable upon the conversion of this Note as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of this Note).

(b) Optional Redemption Upon Change of Control. In addition to the rights of the Holder under Section 5(a), upon a Change of Control of the Issuer the Holder will have the right, at the Holder’s option, to require the Issuer to redeem all or a portion of the Principal at a price equal to the sum of (i) 101% of the Principal plus (ii) all accrued and unpaid interest with respect to such Principal (the “Change of Control Redemption Price”). No sooner than 40 nor later than 30 Business Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Issuer will deliver written notice thereof via facsimile and overnight courier to the Holder. At any time after receipt of a Notice of Change of Control (or, in the event a notice of Change of Control is not delivered at least 30

Business Days prior to a Change of Control, at any time on or after the date which is 30 Business Days prior to a Change of Control) and ending on and including the date that is ten Business Days prior to the date of such Change of Control, the Holder may require the Issuer to redeem all or a portion of the Principal by delivering written notice thereof via facsimile and overnight courier to the Issuer, which notice of redemption upon change of control will indicate (A) the Principal that the Holder is submitting for redemption, and (B) the applicable Change of Control Redemption Price. Upon the Issuer’s receipt of a Notice of Redemption Upon Change of Control from any holder of Notes, the Issuer will promptly, but in no event later than one Business Day following such receipt, notify the Holder by facsimile of the Issuer’s receipt of such notice of redemption. The Issuer will deliver the Change of Control Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section 3(e), this Note will have been so delivered to the Issuer. The Issuer will not enter into any binding agreement or other arrangement with respect to a Change of Control unless the Issuer provides that the payments provided for in this Section 5(b) will have priority to payments to stockholders in connection with such Change of Control and the Issuer complies with such provision.

Section 8. Limitations on Conversion. Notwithstanding anything in Section 3 to the contrary, the Issuer will not effect any conversion of this Note and the Holder will not have the right to convert Principal in excess of that portion of the Principal that, upon giving effect to such conversion, would cause the aggregate number of Shares beneficially owned by the Holder and its Affiliates to exceed 9.99% of the total outstanding Shares following such conversion. For purposes of the foregoing proviso, the aggregate number of Shares beneficially owned by the Holder and its Affiliates will include the Shares issuable upon conversion of this Note with respect to which the determination of such proviso is being made, but will exclude the Shares that would be issuable upon (a) conversion of the remaining, nonconverted Principal beneficially owned by the Holder and its Affiliates and (b) exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of any other securities of the Issuer (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion, exercise or exchange analogous to the limitation contained herein beneficially owned by the Holder and its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 8, beneficial ownership will be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 8, in determining the number of outstanding Shares the Holder may rely on the number of outstanding Shares as reflected in (i) the Issuer’s most recent Form 10-Q or Form 10-K, as the case may be, (ii) a more recent public announcement by the Issuer or (iii) any other notice by the Issuer or the Transfer Agent setting forth the number of Shares outstanding. Upon the written request of the Holder, the Issuer will promptly, but in no event later than two Business Days following the receipt of such request, confirm in writing to the Holder the number of Shares then outstanding. In any case, the number of outstanding Shares will be determined after giving effect to the conversion, exercise or exchange of securities of the Issuer, including the Notes and the Warrants, since the date as of which such number of outstanding Shares was reported.

Section 9. Issuer Optional Redemption.

(a) General. At any time on or after February 15, 2012, the Issuer will have the right to redeem some or all of the Principal (a “Issuer Redemption”) for a price (the “Issuer Redemption Price”) equal to the sum of (i) 100% of the principal amount of this Note being redeemed, plus (ii) all accrued and unpaid interest with respect to such Principal amount; provided that the Conditions to Issuer Redemption and the conditions of this Section 9(a) and Section 9(b) are satisfied (or waived in writing by the Holder). The Issuer may exercise its right to Issuer Redemption by delivering to the Holder written notice (“Issuer Redemption Notice”) at least 20 days but not more than 30 days prior to the date of consummation of such redemption (“Issuer Redemption Date”). The Issuer Redemption Notice will be irrevocable. If the Issuer elects a Issuer Redemption pursuant to this Section 9(a), then it must simultaneously take the similar action with respect to all the other Notes. If the Issuer elects a Issuer Redemption (or similar action under any of the other Notes) with respect to less than all of the aggregate principal amount of the Notes then outstanding, then the Issuer will require redemption of a principal amount (together with the related accrued and unpaid interest thereon) from each of the holders of the Notes equal to the product of (x) the aggregate principal amount of Notes that the Issuer has elected to redeem pursuant to this Section 9 (or the similar provisions of the other Notes), multiplied by (y) the fraction, the numerator of which is the principal amount of the Note held by such holder and the denominator of which is the aggregate principal amount of all Notes (such amount with respect to each holder is referred to as its “Pro Rata Redemption Amount”). The Issuer Redemption Notice will state (i) the date selected by the Issuer for the Issuer Redemption Date, (ii) the aggregate principal amount of the Notes that the Issuer has elected to redeem from all of the holders of the Notes, and (iii) each holder’s Pro Rata Redemption Amount of the principal amount of the Notes the Issuer has elected to redeem pursuant to this Section 9(a).

(b) Mechanics of Issuer Redemption. If the Issuer has exercised its right to Issuer Redemption in accordance with Section 9(a) and the conditions of this Section 9 are satisfied (or waived in writing by the Holder), then the Holder’s Pro Rata Redemption Amount, if any, that remains outstanding on the Issuer Redemption Date will be redeemed by the Issuer on such Issuer Redemption Date by the payment to the Holder on the Issuer Redemption Date, by wire transfer of immediately available funds, of an amount equal to the Issuer Redemption Price for the Holder’s Pro Rata Redemption Amount. Notwithstanding anything to the contrary in this Section 9, until the Issuer Redemption Price is paid in full to the Holder, the Holder may convert its Pro Rata Redemption Amount (together with the related accrued and unpaid interest thereon) into Shares in accordance with Section 3.

(c) Conditions to Issuer Redemption. For purposes of this Section 9, “Conditions to Issuer Redemption” means the following conditions: (i) the Common Stock must be listed, and trading in the Common Stock will not have been suspended, on the Principal Market; (ii) there must not have occurred either (A) the public announcement of a pending, proposed or intended Change of Control that has not been abandoned, terminated or consummated or (B) an Event of Default will not have occurred and be continuing and no event, or change that with the passage of time or notice will constitute an Event of Default will have occurred and be continuing; (iii) the Registration Statement (as defined in the Registration Rights Agreement) must be effective and available for the sale of at least all of the Registrable Securities (as defined in the Registration Rights Agreement); and (iv) if a Change of Control is consummated after the Issuance Date, the Issuer Redemption Date must be at least 20 calendar days after the consummation and public announcement of such Change of Control.

Section 10. Reservation of Shares.

(a) Reservation. The Issuer will, so long as any of the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of Shares as will from time to time be sufficient to effect the conversion of all of the principal amount then outstanding under the Notes (together with accrued unpaid interest thereon); provided that the number of Shares so reserved will at no time be less than 110% of the number of Shares for which the Notes are at any time convertible (without regard to any limitations on conversions) (the “Required Reserve Amount”). In the event the Holder will sell or otherwise transfer any portion of the Holder’s Notes, each transferee will be allocated a pro rata portion of the number of Shares reserved for such transferor. Any Shares reserved and allocated to any Person that ceases to hold any Notes will be allocated to the remaining holders of the Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Issuer does not have a sufficient number of authorized and unreserved Shares to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of Shares equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Issuer will immediately take all action necessary to increase the Issuer’s authorized Shares to an amount sufficient to allow the Issuer to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 90 days after the occurrence of such Authorized Share Failure, the Issuer will hold a meeting of its stockholders for the authorization of an increase in the number of authorized Shares. In connection with such meeting, the Issuer will provide each stockholder with a proxy statement and will use its commercially reasonable best efforts to solicit its stockholders’ approval of such increase in authorized Shares and to cause its board of directors to recommend to the stockholders that they approve such proposal.

Section 11. Voting Rights. Holders of the Notes will have no voting rights, except as required by law and as expressly provided in this Note.

Section 12. Defaults and Remedies.

(a) Events of Default. An “Event of Default” means (i) any Event of Default that occurs under the Note Agreement, (ii) any default by the Issuer in the payment of any Principal or interest under this Note, whether by redemption, acceleration or otherwise, (iii) any failure by the Company to duly convert into Shares any Principal (and accrued and unpaid interest thereon) under this Note for any reason whatsoever, volitional or not, (iv) any failure by the Company to deliver any Shares upon conversion of this Note for any reason whatsoever, volitional or not, or (v) the failure by the Issuer to comply with any of the other terms, conditions or agreements in this Note and such failure continues for five Business Days.

(b) Remedies. If an Event of Default occurs and is continuing, the Holder of this Note may declare all of this Note, including all amounts due hereunder (the “Acceleration Amount”), to be due and payable immediately, except that in the case of an Event of Default arising from events described in Sections 8.01(f) or 8.01(g) of the Note Agreement upon which, this Note will become due and payable immediately without further action or notice. In addition to any remedy the Holder may have under this Note and the Note Agreement, such unpaid amount immediately will bear interest at the lesser of the Post-Default Rate or the highest lawful maximum interest rate until paid in full. Nothing in this Section 12 will limit any other rights the Holder may have under this Note and the Note Agreement, including its conversion rights in Section 3 of this Note.

Section 13. Collateral Security. The Holder of this Note is entitled to the benefits of the Issuer Security Agreement, and in the event of a transfer of this Note in accordance with the terms hereof and the Note Agreement, the Holder will be deemed to have assigned its rights under the Issuer Security Agreement.

Section 14. Restrictions. While this Note is outstanding, the Issuer will not enter into any agreement which would limit or restrict the Issuer’s ability to perform under, or take any other voluntary action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under, this Note, the Note Agreement, the Registration Rights Agreement and the Warrants.

Section 15. Vote to Change the Terms of the Note. Except as otherwise provided in the Note Agreement, the written consent of the Issuer and the Holder will be required for any change to this Note.

Section 16. Lost or Stolen Notes. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Issuer in customary form and reasonably satisfactory to the Issuer and, in the case of mutilation, upon surrender and cancellation of this Note, the Issuer will execute and deliver a new Note of like tenor and date; provided, however, the Issuer will not be obligated to re-issue a Note if the Holder contemporaneously requests the Issuer to convert this Note into Shares as permitted hereunder.

Section 17. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note will be cumulative and in addition to all other remedies available under this Note, the Note Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein will be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein will limit the Holder’s right to pursue actual damages for any failure by the Issuer to comply with the terms of this Note. The Issuer covenants to the Holder that there will be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) will be the amounts to be received by the Holder thereof and will not, except as expressly provided herein, be subject to any other obligation of the Issuer (or the performance thereof). The Issuer acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Issuer therefore agrees that, in the event of any such breach or threatened breach, the Holder will be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 18. Specific Will Not Limit General; Construction. No specific provision contained in this Note will limit or modify any more general provision contained herein. This Note will be deemed to be jointly drafted by the Issuer and the Holder and will not be construed against any person as the drafter hereof.

Section 19. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 20. Notice. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice will be given in accordance with Section 11.01 of the Note Agreement.

Section 21. Transfer of this Note. The Holder may assign or transfer some or all of its rights hereunder at any time and from time to time, subject to compliance with the Securities Act, without the consent of the Issuer, provided that such assignment or transfer complies with Section 11.07 of the Note Agreement.

Section 22. Payment of Collection, Enforcement and Other Costs. If: (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Issuer or other proceedings affecting Issuer creditors’ rights and involving a claim under this Note, then the Issuer will pay the costs incurred by the Holder for such collection, enforcement or action, including but not limited to reasonable attorneys’ fees and disbursements.

Section 23. Cancellation. After all principal and other amounts at any time owed under this Note have been paid in full or converted into Shares in accordance with the terms hereof, this Note will automatically be deemed canceled, will be surrendered to the Issuer for cancellation and will not be reissued.

Section 24. Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for a new Note or Notes containing the same terms and conditions and representing in the aggregate the Principal, and each such new Note will represent such portion of such Principal as is designated by the Holder at the time of such surrender.

Section 25. Waiver of Notice. To the extent permitted by law, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

Section 26. Governing Law. This Note will be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note will be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other country or jurisdiction) that would cause the application of the laws of any jurisdiction or country other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Washoe County, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service will constitute good and sufficient service of process and notice thereof. Nothing contained herein will be deemed to limit in any way any right to serve process in any manner permitted by law. ISSUER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS NOTE, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. ISSUER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER PURCHASING THIS NOTE.

Section 27. Reissuance of Notes. Subject to Section 3(e), in the event of a conversion or redemption pursuant to this Note of less than all of the Principal, the Issuer will promptly cause to be issued and delivered to the Holder, upon tender by the Holder of this Note, a new Note of like tenor representing the remaining Principal that has not been so converted or redeemed. The date the Issuer issued this Note will be the “Issuance Date” hereof regardless of the number of times a new Note will be issued.

Section 28. Effect of Redemption or Conversion; No Prepayment. Upon payment in full of the appreciable redemption price for this Note in accordance with the terms hereof with respect to any portion of the Principal (and any accrued and unpaid interest thereon), or delivery of Shares upon conversion of any portion of the Principal (and any accrued and unpaid interest thereon) in accordance with the terms hereof, such portion of the Principal (and any accrued and unpaid interest thereon) will be deemed paid in full and will no longer be deemed outstanding for any purpose. Except as specifically set forth in this Note, the Issuer does not have any right, option, or obligation, to pay any portion of the Principal at any time prior to the Maturity Date.

Section 29. Payment Set Aside. To the extent that the Issuer makes a payment or payments to the Holder hereunder or the Holder enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Issuer, by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, U.S. state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied will be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

[Signature page follows]

IN WITNESS WHEREOF, the Issuer has caused this Note to be executed effective, as of August 15, 2008.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

By:	/s/ RUSSEL H. MCMEEKIN
Name:	Russel H. McMeekin
Title:	President and Chief Executive Officer

[Signature Page to Senior Secured Convertible Note]

EXHIBIT A

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONVERSION NOTICE

Reference is made to the Secured Convertible Note (the “Note”) of Progressive Gaming International Corporation, a Nevada corporation (the “Issuer”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) indicated below into Shares of Common Stock, par value $0.10 per share (the “Common Stock”), of the Issuer, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated:

DTC Participant Number and Name (if electronic book entry transfer):

Account Number (if electronic book entry transfer):

ACKNOWLEDGMENT

The Issuer hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated             , 200     from the Issuer and acknowledged and agreed to by [TRANSFER AGENT].

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

By:
Name:
Title: